Exhibit 99.1

April 27th, 2005

ULTRA PETROLEUM REPORTS 89% INCREASE IN 1ST QUARTER EARNINGS

Houston, TX – Ultra Petroleum (AMEX-UPL) today reported earnings for the three-month period ended March 30th, 2005 were $37.3 million or $0.46 per diluted share, an 89% increase from $19.8 million or $0.25 per diluted share for the same period in 2004.  Cash flow (1) for the period was $69.4 million or $0.86 per diluted share, a 91% increase from $36.2 million or $0.46 per diluted share for the same period in 2004. Production increased 61% to 15.6 Bcfe compared to 9.7 Bcfe for the same quarter in 2004.  Average natural gas prices were $5.58 per Mcf during the quarter, compared to $4.95 per Mcf for the same period in 2004. China oil prices for the quarter averaged $33.66 per bbl while Wyoming oil prices averaged $49.79 per bbl compared to $37.20 per bbl for the same period in 2004.

“We are proud to guide the company through another record setting quarter, this being the most successful first quarter in Ultra’s history. By increasing production more than 60% to 15.6 Bcfe, enjoying strong commodity prices and maintaining our industry low cost structure we grew both earnings and cashflow 89% and 91% respectively. Our 100+ well 2005 drilling program is in motion. As we prepare for the lifting of winter restrictions on our northern acreage we are already moving rigs for what we anticipate will be another highly successful summer. Additionally, we will be going before the Wyoming Oil and Gas Conservation Commission in May to request increased density drilling on our Pinedale Anticline acreage.

Continuing our trend of operational successes, we are well on our way to achieving if not exceeding our year-end goals of increasing production 38% to 67.5 Bcfe, and achieving a reserve replacement ratio in excess of 500%. Clearly, this will be our most successful year,” stated Michael D. Watford, Ultra’s Chairman, President and CEO.

	For the Three-Month Period Ended

	31-Mar-05	31-Mar-04

Production
Oil Production - Bbls : WY	99,600	68,324
Oil Production - Bbls : China	295,037	0
Natural Gas - Mcf	13,253,052	9,316,055

Gas Equivalent Production - Mcfe	15,620,874	9,725,999

Realized Production Prices
Oil Price - WY $/bbl	$49.79	$37.20
Oil Price - China $/bbl	$33.66	$0.00
Gas Price - $/Mcf	$5.58	$4.95
Revenues
Oil Revenue - WY	$4,959,416	$2,541,550
Oil Revenue - China	$9,930,951	$0
Gas Revenue	$73,950,973	$46,077,223

Total Revenues	$88,841,340	$48,618,773

Operating costs and expenses
Operating expenses - WY	$1,985,306	$1,282,924
Operating expenses - China	$1,454,000	$0
Taxes	$9,022,063	$5,669,776
Gathering	$3,630,543	$2,772,197
Depreciation, depletion and amortization - WY	$9,669,509	$5,480,720
Depreciation, depletion and amortization - China	$1,570,000	$0
General and administrative	$2,561,785	$1,554,039
Stock compensation	$614,576	$100,023
Interest and debt expense	$900,643	$1,100,170

Total direct expenses	$31,408,425	$17,959,849

Interest and other income	$74,865	$12,734
Income Tax - Deferred	$20,185,231	$10,888,440
Net Income	$37,322,549	$19,783,218
Per common share - basic	$0.49	$0.27
Per common share - diluted	$0.46	$0.25
Cash flow from operations (1)	$69,361,865	$36,252,401
Per common share - basic	$0.92	$0.49
Per common share - diluted	$0.86	$0.46
Shares Outstanding
Weighted Average - Basic	75,433,107	74,624,845
Weighted Average - diluted	80,475,375	79,617,333
Costs per Mcfe - Corporate
Lease Operating	$1.03	$1.00
DD&A	$0.72	$0.56
General and administrative - Total	$0.20	$0.17
Interest	$0.06	$0.11

	$2.01	$1.85

Segment Costs per MCFE - United States
Production Costs	$0.14	$0.13
Severance/Production Taxes	$0.65	$0.58
Gathering	$0.26	$0.29
DD&A	$0.70	$0.56

	$1.75	$1.56

Segment Costs per Mcfe - China
Production Costs	$0.82	$—
DD&A	$0.89	$—

	$1.71	$—

These statements are unaudited and subject to year-end adjustment.

          (1) “Cash flow” refers to cash flow from operations before net change in non-cash working capital.

	Three Months Ended March 31

	2005	2004

Reconciliation of cash flow from operations before change in net working capital
Net cash provided by operating activities	$92,294,159	$25,734,115
Accounts payable and accrued liabilities	$(15,528,963)	$16,106,026
Prepaid expenses and other current assets	$2,560,819	$(1,253,614)
Accounts receivable	$(10,339,753)	$(618,011)
Inventory	$675,463	$0
Restricted cash	$412	$314
Other long-term obligations	$(300,272)	$(3,716,429)
Cash flow from operations before change in net working capital	$69,361,865	$36,252,401

Management believes that the non-GAAP measures of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil  and gas companies. Many other investors use research reports of these analysts in making investment decisions.

Ultra Petroleum is an independent, exploration and production company focused on developing its long life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra is listed on the American Stock Exchange under the ticker “UPL” with 76,435,868 shares outstanding as of the date of this release.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this press release,  relating to reserves and/or production that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K available from us at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s businesses are set forth in their filings with the Securities and Exchange Commission.  Full details regarding the selected financial information provided above will be available in the Company’s annual report and in the Annual Information form to be filed under the cover of Form 10-K.

For more information contact
David Russell - Investor Relations
(281) 876-0120 Extension 302